NEWS RELEASE

Coeur Reports Third Quarter 2021 Results
Reaffirms Production Guidance; Updates Cost and Capital Expenditure Guidance

Chicago, Illinois - October 27, 2021 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported third quarter 2021 financial results, including revenue of $208.0 million and cash flow from operating activities of $21.8 million. The Company reported GAAP net loss from continuing operations of $54.8 million, or $0.21 per share, which included a $26.0 million non-cash write-down of Mexican value-added tax (“VAT”) refunds and non-cash unrealized losses of $35.7 million on strategic equity investments, primarily related to Coeur’s 18% equity ownership of Victoria Gold Corp. (“Victoria”) during the quarter. On an adjusted basis1, Coeur reported EBITDA of $48.8 million, cash flow from operating activities before changes in working capital of $34.8 million and net loss from continuing operations of $2.6 million, or $0.01 per share.

Key Highlights
•Solid production results and stronger fourth quarter expected to result in full-year production levels within 2021 guidance ranges – Third quarter gold and silver production totaled 87,083 and 2.5 million ounces, respectively. Production levels are expected to increase during the fourth quarter and finish the year within the Company’s guidance range of 322,500 - 367,500 ounces of gold and 9.7 - 12.2 million ounces of silver
•Second consecutive quarterly exploration record – Coeur achieved another quarterly exploration record by investing approximately $20.0 million and drilling roughly 326,500 feet (99,500 meters) from up to 27 drill rigs at six locations. The Company continues to generate meaningful new discoveries and identify future growth opportunities from the largest exploration program in its history
•Strong quarterly results at Wharf – Wharf’s gold production increased 17% quarter-over-quarter to 28,157 ounces, leading to $24.9 million and $23.9 million of operating and free cash flow1, respectively - the second highest quarterly cash flow figures since Coeur’s acquisition of the operation in early 2015. Cumulative operating and free cash flow1 since the acquisition for approximately $99.5 million now totals $319.6 million and $290.7 million, respectively, implying a current internal rate of return of approximately 43%
•Rochester expansion now 42% complete; seeking to mitigate inflationary pressures on remaining unawarded work packages – Coeur achieved several key milestones at its Rochester expansion project during the quarter while also continuing to incorporate learnings from ongoing test work and operating activities to maximize future operating flexibility and de-risk the expansion. The Company currently estimates a likely 10% - 15% increase in the project’s overall total capital estimate due to the impact of inflationary pressures on the four remaining unawarded packages
•Re-adjusting timing and scale of Silvertip expansion due to exploration success and current inflationary environment – The Company has elected to assess the potential for a larger-scale expansion of Silvertip given ongoing exploration success and the potential benefits of a larger-scale operation. Additionally, recently-received preliminary capital estimates targeting a smaller, accelerated expansion and re-start were higher than anticipated, reflecting current inflationary pressures, supply and labor disruptions, and schedule constraints. A potentially larger-scale expansion and restart is expected to follow the completion of the ongoing Rochester expansion project
•Strategic sale of La Preciosa silver project to Avino Silver & Gold – Coeur has entered into a definitive agreement (the “Agreement”) with Avino Silver & Gold Mines Ltd. (“Avino”) (TSX/NYSE American: ASM) to sell its La Preciosa silver project, which is located near Avino’s existing operation in the State of Durango, Mexico for fixed consideration of approximately $34.7 million and contingent consideration of up to an additional $58.8 million for total potential consideration of up to $93.4 million plus two royalties that collectively cover the entire La Preciosa land package. The combination of equity ownership, contingent payments and royalties provides exposure to future upside potential
•Maintaining balance sheet flexibility to support ongoing investments – The Company ended the third quarter with total liquidity of approximately $330.0 million, including $85.0 million of cash and $245.0 million of available capacity under its $300.0 million revolving credit facility (“RCF”)2

“Our third quarter results reflect our strategy of elevated near-term investment in our balanced platform of North American assets to generate attractive returns and long-term, sustainable free cash flow1, from lower cost, longer life precious metals assets,” said Mitchell J. Krebs, President and Chief Executive Officer. “During the quarter, Wharf was our standout performer by delivering its second-highest quarterly cash flow figures since we acquired it in early 2015. Additionally, Wharf recently celebrated one year without a recordable safety incident. Mr. Krebs continued, “With a strong expected fourth quarter underway, we remain on track to achieve our 2021 production guidance at each of our operations.”
“Our sector-leading level of investment in exploration continues to focus on delivering resource and reserve growth to further extend mine lives and generate new potential growth opportunities. Our key near-term catalyst remains the Plan of Operations Amendment 11 (“POA 11”) expansion at Rochester in northern Nevada, where we continue to generate and apply key learnings from the existing operation to best position the expanded operation for long-term success once construction is completed. Despite the current inflationary environment, we believe Rochester remains a transformative, well-funded source of growth for the Company on which we remain laser focused.”
“Preliminary capital estimates to expand and restart the Silvertip operation in northern British Columbia were received during the quarter and came in higher than we anticipated, reflecting the current inflationary environment, supply and labor disruptions, and schedule constraints. However, the extent of our ongoing exploration success and commitment to our capital allocation framework is leading us to investigate the possibility of a larger expansion and restart to take advantage of a potentially much larger resource than we had originally contemplated when we acquired the high-grade Silvertip mine. Although this will require additional time to assess while we carry out further drilling, it will have the benefits of allowing us to prioritize a successful completion of the Rochester expansion, preserving balance sheet flexibility and potentially allowing for many of these macroeconomic factors to stabilize.”
“Finally, we have signed an agreement to sell the La Preciosa project in Mexico to Avino, which operates the nearby Avino mine. We believe this transaction will accelerate value creation from this asset by allowing the Avino team to incorporate La Preciosa into its nearby Avino operation. Moreover, this transaction is consistent with our capital allocation framework and allows us to prioritize higher-return growth from our U.S. and Canadian exploration and development projects while retaining upside to La Preciosa through equity participation, the retention of royalties and contingent payments,” concluded Mr. Krebs.

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold/silver ounces produced & sold, and per-ounce metrics)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Gold Sales	$147.7	$146.2	$138.3	$162.0	$167.1
Silver Sales	$60.2	$68.7	$63.8	$66.4	$62.6
Consolidated Revenue	$208.0	$214.9	$202.1	$228.3	$229.7
Costs Applicable to Sales[3]	$134.3	$132.6	$108.1	$118.6	$112.8
General and Administrative Expenses	$8.7	$10.5	$11.6	$8.4	$7.8
Net Income (Loss)	$(54.8)	$32.1	$2.1	$11.9	$26.9
Net Income (Loss) Per Share	$(0.21)	$0.13	$0.01	$0.05	$0.11
Adjusted Net Income (Loss)[1]	$(2.6)	$(0.8)	$13.9	$19.1	$38.2
Adjusted Net Income (Loss)[1] Per Share	$(0.01)	$0.00	$0.06	$0.08	$0.16
Weighted Average Shares Outstanding	254.7	252.1	244.5	244.3	243.8
EBITDA[1]	$(14.2)	$84.6	$49.7	$76.7	$77.3
Adjusted EBITDA[1]	$48.8	$52.7	$65.9	$84.0	$90.8
Cash Flow from Operating Activities	$21.8	$58.1	$(4.4)	$67.3	$79.5
Capital Expenditures	$71.3	$78.2	$59.4	$37.4	$23.0
Free Cash Flow[1]	$(49.4)	$(20.2)	$(63.8)	$29.8	$56.5
Cash, Equivalents & Short-Term Investments	$85.0	$124.1	$154.1	$92.8	$77.1
Total Debt[4]	$442.4	$414.2	$412.1	$275.5	$301.1
Average Realized Price Per Ounce – Gold	$1,645	$1,651	$1,664	$1,663	$1,754
Average Realized Price Per Ounce – Silver	$24.18	$26.60	$26.19	$24.21	$24.15
Gold Ounces Produced	87,083	87,275	85,225	96,377	95,995
Silver Ounces Produced	2.5	2.6	2.4	2.8	2.6
Gold Ounces Sold	89,804	88,501	83,112	97,400	95,283
Silver Ounces Sold	2.5	2.6	2.4	2.7	2.6

Financial Results
Third quarter 2021 revenue totaled $208.0 million compared to $214.9 million in the prior period and $229.7 million in the third quarter of 2020. The Company produced 87,083 and 2.5 million ounces of gold and silver, respectively, during the quarter. Metal sales totaled 89,804 ounces of gold and 2.5 million ounces of silver. Average realized gold and silver prices for the quarter were $1,645 and $24.18 per ounce, respectively, compared to $1,651 and $26.60 per ounce in the prior period and $1,754 and $24.15 per ounce in the third quarter of 2020.
Gold and silver sales accounted for 71% and 29% of quarterly revenue, respectively. The Company’s U.S. operations accounted for approximately 64% of third quarter revenue.
Costs applicable to sales3 remained relatively consistent quarter-over-quarter at $134.3 million. General and administrative expenses for the quarter totaled $8.7 million compared to $10.5 million in the prior period, primarily due to lower employee-related costs.
Coeur invested approximately $20.0 million ($15.4 million expensed and $4.6 million capitalized) in exploration during the quarter, compared to roughly $18.6 million ($12.4 million expensed and $6.2 million capitalized) in the prior period, reflecting an increase in drilling activity at Kensington, Rochester and Silvertip. Notably, the Company completed approximately 326,500 feet (99,500 meters) of expansion and infill drilling during the period, establishing another new Company record. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.

Operating costs related to COVID-19 mitigation and response efforts declined to $0.6 million during the third quarter, compared to $2.3 million in the prior period and $4.0 million in the third quarter of 2020. These costs were primarily driven by employee-related expenses at Kensington and Palmarejo, and are included in “Pre-development, reclamation, and other expenses” on the Company’s income statement. Coeur has maintained rigorous health and safety protocols across its operations and in surrounding communities aimed at limiting the exposure and transmission of COVID-19 which has led to minimal business interruptions.
The Company recorded an income tax expense of $6.4 million during the third quarter. Cash income and mining taxes paid during the period totaled approximately $8.0 million.
Quarterly operating cash flow totaled $21.8 million compared to $58.1 million in the prior period, largely driven by lower metal sales and changes in working capital. Changes in working capital during the quarter were $(13.0) million, compared to $26.6 million in the prior period, largely due to the buildup of leach pad inventory at Rochester, timing of interest payments as well as a cash outflow of $7.4 million associated with Coeur’s prepayment agreement at Kensington. The Company expects the remaining $7.6 million cash outflow under the arrangement to occur in the fourth quarter.
Capital expenditures during the third quarter were $71.3 million compared to $78.2 million in the prior period. Expenditures related to the POA 11 expansion project at Rochester totaled $39.0 million during the quarter, compared to $33.2 million in the second quarter. Sustaining and development capital expenditures accounted for approximately 26% and 74%, respectively, of the Company’s total capital investment during the quarter.

Capital Projects Update
Rochester Expansion
Overall progress under the current scope of the project was approximately 42% complete at the end of the period. During the third quarter, the Company completed crushing of over-liner material for the new Stage VI leach pad and commenced foundation work for the Merrill-Crowe process plant and crusher corridor.
As of September 30, 2021, the Company has committed approximately $351 million of capital since the inception of the expansion project in the third quarter of 2020, including 78 executed contracts valued at approximately $339 million. There are a total of four packages yet to be awarded, including two structural, mechanical, piping, electrical and instrumentation (“SMPEI”) construction contracts for the Merrill-Crowe process plant and crushing circuit, respectively.
As previously disclosed, Coeur began experiencing signs of inflationary pressures on recent bids received for the remaining uncommitted contracts. The Company is in the process of reassessing its options to mitigate these pressures by (i) re-scoping and combining these remaining contracts to capture potential cost savings and efficiencies, and (ii) modifying its commercial approach to awarding the remaining uncommitted contracts.
Coeur currently estimates that the overall impact of inflationary pressures, including the two SMPEI contracts, could potentially add up to 10% - 15% to the total construction capital estimate for the expansion project. The total construction capital estimate for POA 11 of approximately $453 million, as previously disclosed, includes $35 million of 2020 budgeted expenditures, $397 million as reflected in Coeur’s Canadian National Instrument 43-101 Technical Report for Rochester dated December 16, 2020 and roughly $20 million of project enhancements reported in the second quarter of 2021.

Coeur has been using Rochester’s existing crusher system and the Stage IV leach pad as a full-scale test bed to optimize performance and further de-risk the POA 11 expansion project.
Through these efforts, the Company has identified a potential opportunity to enhance future operating flexibility by incorporating pre-screens into the flowsheet for the newly constructed crushing circuit. While the Company completes detailed engineering related to implementing pre-screens into the POA 11 expansion in the coming months, Coeur intends to install pre-screens on the existing crusher system during the first half of 2022, which is expected to improve the performance of the existing crushing system and Stage IV leach pad while providing additional experience and knowledge that can potentially be applied to the new crusher corridor as part of the POA 11 expansion. If the Company determines that pre-screens are a value-accretive scope change to the project, Coeur currently estimates that commissioning and ramp-up of the new crushing circuit could be extended by three to six months.

Silvertip Expansion and Restart
During the quarter, the Company received preliminary capital estimates for an accelerated expansion and restart, which were higher than originally anticipated and reflect overall inflationary pressures as well as supply disruptions and labor market tightness consistent with broader macroeconomic themes.
Coeur continues to generate positive results from its ongoing exploration program at Silvertip. Assay results continue to demonstrate the potential for significant resource growth with over two miles (3.5 kilometers) of north-south strike length now delineated, more than triple the original resource strike length. As highlighted in the Company’s news release published on September 9, 2021, recent drilling has encountered flat-lying, manto-style mineralization with meaningful thicknesses that connects to the vertical massive sulfide feeder structures in both the Southern Silver and Discovery South zones, demonstrating the potential to grow resource tonnage with additional drilling. Recent drilling south of the Southern Silver zone has cut 11 horizontal manto-style massive sulfide horizons with greater than 10% sphalerite, further suggesting the mineral system may grow to the south. Additionally, ongoing metallurgical test work is validating the Company’s assumptions on potential recovery rates and concentrate qualities.
Given these drilling results, the enhanced understanding of the Silvertip deposit and the potential to significantly expand the size of the resource with continued drilling, Coeur is now assessing the opportunity to significantly enhance the economics of a potential expansion and restart by re-evaluating the overall scope, including higher throughput, staging options, delivery timeline and commercial approach to the project.
Coeur anticipates this ongoing review, current macroeconomic conditions impacting capital estimates and continued exploration investment will result in the Company sequencing a potential Silvertip expansion and restart following the completion of the POA 11 expansion at Rochester. Coeur believes the benefits of this sequencing includes (i) allowing for an acute focus on successful completion of the Rochester expansion, and (ii) maximizing balance sheet flexibility.

Liquidity Update
The Company ended the third quarter with total liquidity of approximately $330.0 million, including $85.0 million of cash and $245.0 million of available capacity under its $300.0 million RCF2. The aggregate borrowing capacity under the RCF may be increased by up to $100.0 million. Additionally, the Company had $139.7 million of strategic investments in equity securities and the full $100.0 million available under its at-the-market common stock offering program established in April 2020 (“ATM Program”).

Hedging Update
The Company did not execute any additional hedges during the third quarter. Coeur previously completed its gold hedging program for 2021 and continues to proactively monitor market conditions to potentially layer in additional hedges on up to 50% of expected gold production in 2022. The Company’s silver price exposure remains unhedged. An overview of the hedges currently implemented is outlined below:

	4Q 2021	2022
Gold Ounces Hedged	39,675	132,000
Avg. Ceiling ($/oz)	$1,882	$2,038
Avg. Floor ($/oz)	$1,600	$1,630

Mexican VAT
Under the legacy royalty agreement between Coeur’s Mexican subsidiary (Coeur Mexicana, S.A. de C.V., or “Coeur Mexicana”) and a subsidiary of Franco-Nevada Corporation that was terminated in 2016, the Company was entitled to receive refunds of VAT paid on each royalty payment from the tax administration in Mexico - Servicio de Administración Tributaria (“SAT”).
Coeur applied for and initially received VAT refunds; however, in 2011 SAT began denying the Company’s VAT refund requests based on the argument that VAT was not legally due on the royalty payments. Accordingly, Coeur began to request refunds of the VAT as undue payments, which SAT also denied. The Company has since been engaged in ongoing efforts to recover the VAT from the Mexican government (including through litigation and potential arbitration as well as refiling VAT refund requests).
While the Company believes that it remains legally entitled to be refunded the full amount of the VAT receivable, based on the continued failure to recover the VAT receivable from the Mexican government and recent unfavorable Mexican court decisions which the Company and its counsel believes are contrary to legal precedent, conflicting and erroneous, Coeur wrote off the $26.0 million carrying value of the VAT receivable as of September 30, 2021. Notwithstanding the write-down, the Company intends to continue vigorously pursuing the VAT refunds, including potentially pursuing arbitration under the North American Free Trade Agreement.
Gold sales under Coeur Mexicana’s current stream agreement with a subsidiary of Franco-Nevada Corporation, which took effect upon termination of the legacy royalty agreement in 2016, are not subject to VAT.

Mark-to-Market Adjustments
The Company values its strategic investments in equity securities as of the end of each reporting period. The estimated fair values of the Company’s equity investments in Victoria and Integra Resources Corp. were $131.2 million and $8.5 million, respectively, at September 30, 2021 compared to $164.7 million and $9.6 million, respectively, at June 30, 2021, resulting in a non-cash unrealized loss of $35.7 million during the third quarter of 2021. This figure is included in “Fair value adjustments, net” on the Company’s income statement.

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. At the end of the third quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in an lower of cost or market (“LCM”) adjustment of $6.0 million (approximately $5.3 million in costs applicable to sales3 and $0.7 million of amortization).

La Preciosa Transaction
Under the Agreement entered into on October 27, 2021, Coeur is selling its La Preciosa project located in the State of Durango, Mexico to Avino. The transaction consideration includes:
•Total fixed proceeds of $34.7 million, including:
◦(i) $15.0 million upon closing of the transaction,
◦(ii) $5.0 million promissory note that matures prior to the first anniversary of the transaction closing, and
◦(iii) Equity consideration of 14.0 million units, payable on closing, each consisting of one share of Avino common stock and one half of one common share purchase warrant of Avino common stock, priced at a 25% premium to the 20-day volume weighted average price prior to announcement. Coeur is expected to hold 12% and 16% of the basic and fully diluted shares outstanding of Avino upon closing of the transaction. The initial value of the equity consideration using the closing price of Avino from the day prior to announcement is approximately $14.7 million
•Total contingent consideration of up to $58.8 million, including:
◦(i) deferred cash consideration of approximately $8.8 million to be paid no later than the first anniversary of initial production from any portion of the La Preciosa project, and
◦(ii) contingent payments of $0.25 per silver equivalent ounce (subject to an inflationary adjustment) on any new mineral reserves discovered and declared outside of the current resource area at the La Preciosa project, up to a maximum payment of $50.0 million
•Two royalties covering the La Preciosa land package, including (i) a 1.25% net smelter returns royalty on properties covering the Gloria and Abundancia areas of the La Preciosa project and (ii) a 2.00% gross value royalty on all areas of the La Preciosa project other than the Gloria and Abundancia areas, offset by the amount of any new mineral reserve contingent payments made to Coeur
In connection with the transaction, Coeur and Avino will enter into a governance agreement on closing pursuant to which, among other rights, Coeur will be granted preemptive rights to maintain its pro rata interest in Avino and the right to appoint one director to Avino’s Board of Directors or a board observer so long as Coeur maintains a minimum ownership of 10% in Avino. The transaction is subject to customary closing conditions, including required regulatory approvals and is expected to close in the first quarter of 2022.

Operations
Third quarter 2021 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Tons milled	517,363	517,373	484,390	509,848	492,474
Average gold grade (oz/t)	0.050	0.058	0.062	0.076	0.065
Average silver grade (oz/t)	3.86	3.94	4.07	4.30	4.37
Average recovery rate – Au	93.7%	92.4%	95.7%	88.9%	91.3%
Average recovery rate – Ag	85.5%	81.9%	81.3%	81.3%	82.8%
Gold ounces produced	24,254	27,595	28,605	34,511	29,296
Silver ounces produced (000’s)	1,708	1,667	1,603	1,783	1,784
Gold ounces sold	24,897	30,516	25,687	35,359	27,252
Silver ounces sold (000’s)	1,715	1,640	1,638	1,767	1,765
Average realized price per gold ounce	$1,335	$1,351	$1,462	$1,395	$1,446
Average realized price per silver ounce	$24.15	$26.71	$26.12	$24.45	$23.98
Metal sales	$74.6	$85.0	$80.3	$92.5	$81.8
Costs applicable to sales[3]	$39.0	$41.9	$34.0	$36.1	$34.3
Adjusted CAS per AuOz[1]	$704	$662	$621	$542	$602
Adjusted CAS per AgOz[1]	$12.50	$13.34	$10.98	$9.61	$10.06
Exploration expense	$2.8	$1.8	$1.7	$2.6	$2.0
Cash flow from operating activities	$23.2	$33.4	$13.2	$43.2	$49.7
Sustaining capital expenditures (excludes capital lease payments)	$8.4	$9.8	$10.0	$9.0	$4.9
Development capital expenditures	$0.1	$—	$—	$(0.1)	$0.1
Total capital expenditures	$8.5	$9.8	$10.0	$8.9	$5.0
Free cash flow[1]	$14.7	$23.6	$3.2	$34.3	$44.7
Operational
•Third quarter gold and silver production totaled 24,254 and 1.7 million ounces, respectively, compared to 27,595 and 1.7 million ounces in the prior period and 29,296 and 1.8 million ounces in the third quarter of 2020
•Production during the quarter continued to benefit from higher mill throughput and increased recoveries, offset by lower average gold and silver grades due to the processing of additional development ore. Higher recoveries in the quarter reflect ongoing blending optimization and business improvement initiatives as well as a drawdown of in-circuit inventory
•The Company continues to accelerate development and rehabilitation rates in active areas of the mine, advancing development in future expansion areas to maintain header options and flexibility to maintain its focus on driving higher production rates while prioritizing the health and safety of its workforce
Financial
•Third quarter adjusted CAS1 for gold and silver on a co-product basis totaled $704 and $12.50 per ounce, respectively, compared to $662 and $13.34 per ounce in the prior period, reflecting the combination of metal sales and average realized prices which impacts the allocation of costs on a co-product basis, lower average grades as well as higher cement consumption related to ongoing rehabilitation efforts
•Capital expenditures in the third quarter were $8.5 million compared to $9.8 million in the second quarter, reflecting slightly lower investment in business improvement projects, underground development and infill drilling

•Free cash flow1 in the third quarter totaled $14.7 million compared to $23.6 million in the prior period, largely driven by lower gold sales quarter-over-quarter
Exploration
•Exploration investment for the third quarter totaled approximately $4.2 million ($2.8 million expensed and $1.4 million capitalized), compared to roughly $3.6 million ($1.8 million expensed and $1.8 million capitalized) in the prior period
•Up to eight surface and underground core rigs were active during the quarter. A total of approximately 65,000 feet (19,800 meters) were drilled during the period, including 38,400 feet (11,700 meters) of expansion and 26,600 feet (8,100 meters) of infill drilling
•Infill drilling focused on specific zones within the Independencia and Guadalupe deposits. Surface rigs targeted areas of the Northwest Independencia, Hidalgo (located within the Independencia deposit) and La Patria (located within the Guadalupe deposit) zones, while underground rigs focused on closing off extensions of the southern portion of the Independencia zone
•Expansion drilling during the quarter continued to focus on the Hidalgo and El Ojito (located in the northeastern portion of the Independencia deposit) zones
•Expansion and greenfield target generation was focused mainly in the Guazapares district (east of the Palmarejo district and outside of the gold stream area of influence). Coeur is currently in the process of obtaining surface agreements and environmental permits for the La Carmela target (located within the Guazapares district) and anticipates drilling this area by the end of the year
•Coeur plans for eight drill rigs to be active at Palmarejo in the fourth quarter and expects to maintain this pace throughout 2022
Other
•Approximately 47% (11,701 ounces) of Palmarejo’s gold sales in the third quarter were sold under its gold stream agreement at a price of $800 per ounce. The Company anticipates approximately 40% - 45% of Palmarejo’s gold sales for 2021 will be sold under the stream agreement
Guidance
•Full-year 2021 production guidance remains unchanged at 100,000 - 110,000 ounces of gold and 6.5 - 7.8 million ounces of silver
•CAS1 guidance remains unchanged at $635 - $735 per gold ounce and $11.75 - $12.75 per silver ounce
•Capital expenditures are expected to be slightly lower at approximately $35 - $40 million (previously $40 - $45 million)

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Ore tons placed	3,427,078	3,195,777	3,240,917	4,000,889	4,523,767
Average silver grade (oz/t)	0.43	0.38	0.45	0.53	0.49
Average gold grade (oz/t)	0.002	0.003	0.003	0.002	0.002
Silver ounces produced (000’s)	739	888	774	1,020	740
Gold ounces produced	6,051	7,232	6,904	9,590	6,462
Silver ounces sold (000’s)	758	912	771	912	786
Gold ounces sold	5,559	7,818	6,934	8,672	6,834
Average realized price per silver ounce	$24.27	$26.38	$26.34	$24.35	$24.49
Average realized price per gold ounce	$1,785	$1,794	$1,794	$1,825	$1,882
Metal sales	$28.3	$38.1	$32.8	$38.2	$32.1
Costs applicable to sales[3]	$31.7	$38.0	$24.0	$31.7	$19.1
Adjusted CAS per AgOz[1]	$22.68	$26.09	$19.07	$20.18	$14.98
Adjusted CAS per AuOz[1]	$1,665	$1,787	$1,300	$1,537	$1,148
Exploration expense	$2.4	$0.9	$0.5	$0.8	$0.5
Cash flow from operating activities	$(9.5)	$4.0	$(8.7)	$4.7	$2.1
Sustaining capital expenditures (excludes capital lease payments)	$2.4	$7.3	$2.0	$2.9	$2.5
Development capital expenditures	$37.7	$35.0	$28.2	$13.9	$7.3
Total capital expenditures	$40.1	$42.3	$30.2	$16.8	$9.8
Free cash flow[1]	$(49.6)	$(38.3)	$(38.9)	$(12.1)	$(7.7)
Operational
•Silver and gold production in the third quarter totaled 0.7 million and 6,051 ounces, respectively, compared to 0.9 million and 7,232 ounces in the prior period and 0.7 million and 6,462 ounces in the third quarter of 2020
•Tons placed increased 7% quarter-over-quarter to 3.4 million, largely due to operational improvements since successfully swapping out the secondary crushing unit in April 2021. This helped Coeur crush just under 1.3 million tons of over-liner material for the Stage VI leach pad across 38.5 days during the period, completing the nearly 1.8 million tons necessary for the POA 11 expansion project
•Silver production during the quarter was affected primarily by the crushing of over-liner material which impacted the Company’s ability to stack and leach material on the Stage IV leach pad, while gold production largely reflects a 56% decrease in run-of-mine material placed quarter-over-quarter due to lower allocated haul truck hours
•The execution of key projects has impacted Coeur’s ability to place material on the Stage IV leach pad over approximately 72 days since the beginning of the year, including (i) 54 days for the crushing of over-liner material and (ii) 18 days for the swap-out of the secondary crushing unit
Financial
•Third quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $5.3 million related to the net realizable value of metal and leach pad inventory. Second quarter adjusted CAS1 figures in the table above and highlighted below include a non-cash inventory charge of approximately $8.6 million related to a change in Coeur’s recovery rate assumption on the Stage IV leach pad
•Third quarter adjusted CAS1 for silver and gold on a co-product basis totaled $22.68 and $1,665 per ounce, respectively, compared to $26.09 and $1,787 per ounce in the prior period, largely driven by lower metal sales and the inclusion of a non-cash inventory charge taken in the prior period

•Capital expenditures decreased slightly quarter-over-quarter to $40.1 million, reflecting continued investment in the POA 11 expansion project and the completion of several sustaining projects in the prior period
•Free cash flow1 in the third quarter totaled $(49.6) million compared to $(38.3) million in the prior period
Exploration
•Quarterly exploration investment totaled approximately $3.5 million ($2.4 million expensed and $1.1 million capitalized), compared to roughly $2.0 million ($0.9 million expensed and $1.1 million capitalized) in the prior period
•Two reverse circulation rigs and two core rigs were active during the quarter. Expansion drilling tested Nevada Packard, North and East Rochester, and Lincoln Hill, while infill drilling focused within the Rochester pit. A total of approximately 40,400 feet (12,300 meters) were drilled during the period, including 30,100 feet (9,175 meters) focused on expansion and 10,300 feet (3,125 meters) focused on infill drilling
•Coeur plans to have four drill rigs active at Rochester for the remainder of the year. One core and two reverse circulation rigs are expected to focus on expansion targets at North Rochester and Plainview (located north of North Rochester)
•Additionally, the Company expects to move one core and one reverse circulation rig to begin infill drilling at Lincoln Hill and scout drilling at Gold Ridge during the fourth quarter, respectively
•An aggressive district-wide greenfield, gold-focused exploration program began in the third quarter and is scheduled to continue into the fourth quarter, consisting of soil geochemistry and ground geophysical work as well as the drilling mentioned above. The geochemistry and geophysical surveys are expected to cover Lincoln Hill, Independence Hill and Gold Ridge as well as areas west of Rochester and northwest of Nevada Packard. The combined data from this program, when integrated with historic data over the area, is expected to identify new targets for drilling in 2022 and beyond
Guidance
•Full-year 2021 production guidance remains unchanged at 3.2 - 4.4 million ounces of silver and 22,500 - 32,500 ounces of gold
•CAS1 in 2021 are expected to be slightly higher at $21.00 - $23.00 per silver ounce (previously $20.00 - $22.00 per ounce) and $1,450 - $1,550 per gold ounce (previously $1,350 - $1,500 per ounce)
•Capital expenditures are expected to be slightly lower at approximately $158 - $170 million (previously $155 - $200 million)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Tons milled	160,596	168,311	170,358	179,636	163,276
Average gold grade (oz/t)	0.19	0.18	0.19	0.20	0.18
Average recovery rate	93.0%	92.7%	93.2%	93.0%	93.7%
Gold ounces produced	28,621	28,322	30,681	32,990	26,797
Gold ounces sold	29,902	26,796	31,595	31,830	27,815
Average realized price per gold ounce, gross	$1,764	$1,851	$1,754	$1,837	$1,917
Treatment and refining charges per gold ounce	$29	$30	$30	$37	$35
Average realized price per gold ounce, net	$1,735	$1,821	$1,724	$1,800	$1,882
Metal sales	$51.9	$48.8	$54.5	$57.2	$52.4
Costs applicable to sales[3]	$34.6	$29.2	$31.4	$29.3	$31.5
Adjusted CAS per AuOz[1]	$1,150	$1,088	$989	$919	$1,128
Prepayment, working capital cash flow	$(7.4)	$7.9	$(7.9)	$5.1	$(5.1)
Exploration expense	$2.7	$1.3	$1.1	$0.8	$3.4
Cash flow from operating activities	$13.6	$19.4	$11.0	$31.0	$9.1
Sustaining capital expenditures (excludes capital lease payments)	$6.3	$6.0	$7.2	$5.8	$5.3
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$6.3	$6.0	$7.2	$5.8	$5.3
Free cash flow[1]	$7.3	$13.4	$3.8	$25.2	$3.8
Operational
•Gold production in the third quarter totaled 28,621 ounces compared to 28,322 ounces in the prior period and 26,797 ounces in the third quarter of 2020
•Consistent quarter-over-quarter production was driven by slightly higher average gold grade, partially offset by lower mill throughput driven by the availability of spare parts for stope drills in the Kensington Main deposit
•Jualin accounted for approximately 13% of Kensington’s third quarter production, lower than the prior period of roughly 20%, largely due to stope sequencing
Financial
•Third quarter adjusted CAS1 totaled $1,150 per ounce compared to $1,088 per ounce in the prior period, reflecting increased employee-related expenses as well as higher maintenance and consumable costs, partially offset by additional gold ounces sold
•Capital expenditures remained relatively consistent quarter-over-quarter at $6.3 million, primarily due to slightly higher underground development and additional infill drilling
•Free cash flow1 in the third quarter totaled $7.3 million, including cash outflow of approximately $7.4 million associated with the Company’s prepayment agreement at Kensington. Excluding the effect of the prepayment, free cash flow1 totaled approximately $14.7 million in the third quarter
Exploration
•Exploration investment in the quarter totaled approximately $4.1 million ($2.7 million expensed and $1.4 million capitalized), compared to $1.9 million ($1.3 million expensed and $0.6 million capitalized) in the prior period

•Three underground and two surface core rigs were active during the quarter. A total of approximately 54,500 feet (16,625 meters) were drilled during the period, including 29,800 feet (9,100 meters) of expansion and 24,700 feet (7,525 meters) of infill drilling
•Three underground rigs focused on infill drilling at Elmira and upper Kensington Zone 30 as well as expansion drilling at Elmira, Johnson, Jualin and Raven. Additionally, two surface core rigs completed scout drilling late in the period at the Big Lake, Gold King and Comet targets
•For the fourth quarter, three underground drill rigs are expected to focus on (i) infill and expansion drilling at Elmira, (ii) infill drilling at upper Kensington Zone 30, and (iii) expansion drilling at Johnson, upper Raven and Jennifer. One surface rig is also scheduled to begin road-access scout drilling on the Valentine-Fremming target
Guidance
•Production guidance in 2021 remains unchanged at 115,000 - 130,000 ounces of gold
•CAS1 in 2021 remains unchanged at $1,010 - $1,110 per gold ounce
•Capital expenditures are expected to be slightly lower at approximately $21 - $25 million (previously $23 - $30 million)

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Ore tons placed	1,489,169	1,025,481	1,114,043	1,047,647	1,315,542
Average gold grade (oz/t)	0.025	0.032	0.030	0.024	0.025
Gold ounces produced	28,157	24,126	19,035	19,286	33,440
Silver ounces produced (000’s)	16	33	26	33	42
Gold ounces sold	29,446	23,371	18,896	21,539	33,382
Silver ounces sold (000’s)	18	31	26	35	41
Average realized price per gold ounce	$1,789	$1,801	$1,791	$1,835	$1,872
Metal sales	$53.1	$42.9	$34.5	$40.3	$63.5
Costs applicable to sales[3]	$29.1	$23.4	$18.7	$21.4	$27.9
Adjusted CAS per AuOz[1]	$971	$963	$952	$954	$804
Exploration expense	$—	$0.1	$0.1	$0.3	$0.5
Cash flow from operating activities	$24.9	$17.3	$7.8	$14.1	$39.1
Sustaining capital expenditures (excludes capital lease payments)	$0.3	$0.3	$0.4	$1.2	$0.5
Development capital expenditures	$0.7	$1.1	$1.1	$—	$—
Total capital expenditures	$1.0	$1.4	$1.5	$1.2	$0.5
Free cash flow[1]	$23.9	$15.9	$6.3	$12.9	$38.6
Operational
•Gold production increased 17% quarter-over-quarter to 28,157 ounces, largely driven by a significant improvement in placement rates and the stacking of higher average grade material earlier in the year. Year-over-year gold production decreased 16% as the third quarter of 2020 was the highest quarterly production at Wharf since Coeur’s acquisition
•Higher placement rates during the quarter were driven by favorable crusher conditions as well as efficiencies gained through improved maintenance and operating strategies
Financial
•Adjusted CAS1 on a by-product basis remained relatively consistent quarter-over-quarter at $971 per ounce

•Capital expenditures decreased slightly quarter-over-quarter to $1.0 million, reflecting a lower investment in infill drilling during the period
•Free cash flow1 was $23.9 million in the third quarter compared to $15.9 million in the prior period, largely driven by increased metal sales
Exploration
•Exploration investment in the quarter totaled approximately $0.8 million (substantially all capitalized), compared to $1.2 million (substantially all capitalized) in the prior period
•A total of approximately 21,400 feet (6,500 meters) were drilled during the period using one reverse circulation rig, focusing on infill targets at the Portland Ridge – Boston claim group (located on the southern edge of the operation), Flossie (located west of Portland Ridge), Sunshine (near Flossie) and Juno (located north of the Portland pit) areas
•Following the successful summer drilling season, Coeur plans to continue drilling with one reverse circulation rig through the rest of 2021 and into 2022 in the Flossie, eastern Portland Ridge and Juno areas
•After more than two years of data review and drilling, the Company has made the decision not to proceed with its option agreement to acquire the Richmond Hill project (located approximately four miles north-northeast of Wharf)
Guidance
•Gold production in 2021 remains unchanged at 85,000 - 95,000 ounces
•CAS1 in 2021 remains unchanged at $960 - $1,060 per gold ounce
•Capital expenditures are expected to be approximately $5 - $8 million

Silvertip, British Columbia

(Dollars in millions)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Metal sales	$—	$—	$—	$—	$—
Costs applicable to sales[3]	$—	$—	$—	$—	$—
Exploration expense	$4.6	$3.6	$2.9	$5.1	$3.9
Cash flow from operating activities	$(10.5)	$(9.6)	$(7.5)	$(8.2)	$(8.2)
Sustaining capital expenditures (excludes capital lease payments)	$0.6	$6.0	$5.7	$(0.5)	$(1.8)
Development capital expenditures	$14.5	$12.5	$4.7	$5.0	$3.9
Total capital expenditures	$15.1	$18.5	$10.4	$4.5	$2.1
Free cash flow[1]	$(25.6)	$(28.1)	$(17.9)	$(12.7)	$(10.3)
•Mining and processing activities were temporarily suspended at Silvertip on February 19, 2020 (unrelated to COVID-19)
Operational
•The Company continues to generate positive results from ongoing exploration and confirmatory metallurgical test work. Additionally, Coeur is currently evaluating various opportunities to enhance the economics of a potential expansion and restart of Silvertip
•Coeur plans to publish an updated mine plan and economic analysis for Silvertip once it determines an optimized path forward for the project which may result in a larger, more attractive operation
Financial

•Ongoing carrying costs in the third quarter were $5.6 million, compared to $6.4 million in the prior period
•Capital expenditures during the third quarter totaled $15.1 million compared to $18.5 million in the prior period, largely due to efficiencies in executing early works projects and a transition to focus more on expansion drilling. Mill decontamination remains within budget and on schedule for completion during the fourth quarter of 2021
Exploration
•Exploration investment in the third quarter totaled approximately $4.6 million (substantially all expensed), compared to roughly $5.2 million ($3.6 million expensed and $1.6 million capitalized) in the prior period
•Up to six core rigs were active during the quarter (four on surface and two underground) focused on expansion drilling at southern portions and deeper extensions of the Southern Silver, Discovery and Camp Creek zones. A total of approximately 95,000 feet (28,950 meters) were drilled during the period
•For the remainder of the year, underground drilling is scheduled to continue focusing on expansion drilling at the Southern Silver and Discovery South zones. Surface drilling is expected to move to lower elevation platforms and focus on the northern extensions of the Camp Creek and Discovery zones
Guidance
•Capital expenditures for 2021 are now expected to total $59 - $65 million (previously $75 - $90 million). Early works have progressed ahead of schedule and are expected to be completed for less than anticipated, which partially reflects the Company’s plan to prioritize a potentially larger expansion to enhance the economics of a potential expansion and restart

Exploration
During the third quarter, the Company drilled a record of roughly 326,500 feet (99,500 meters) at a total investment of approximately $20.0 million ($15.4 million expensed and $4.6 million capitalized), compared to roughly 320,400 feet (97,675 meters) at a total investment of approximately $18.6 million ($12.4 million expensed and $6.2 million capitalized) in the prior period. The increase in exploration activity was largely driven by a ramp-up of drilling at Kensington, Rochester and Silvertip as well as the continuation of expansion and infill programs across the rest of the Company’s portfolio.
Three reverse circulation drill rigs were active at the Crown exploration property in southern Nevada during the quarter, primarily focused on the Daisy, Secret Pass and SNA deposits. The Company drilled approximately 49,100 feet (14,950 meters) during the quarter, compared to approximately 64,800 feet (19,750 meters) in the prior period.
Coeur plans to continue the same pace of exploration at Crown for the remainder of the year, with up to three reverse circulation rigs scheduled to conduct resource expansion and scout drilling on new targets within its 300-acre disturbance permit. The Company also expects to receive an amended permit by the end of the year to begin expanding the C-Horst discovery footprint. Additionally, Coeur is working to secure two additional core rigs for infill and metallurgical studies at C-Horst.
Given ongoing efficiencies in Coeur’s exploration programs at Kensington and Wharf, the slower than anticipated ramp up of drilling activity at Rochester and industry-wide constraints on drill rig availability, the Company now expects to invest $65 - $75 million in exploration in 2021 (previously $70 - $80 million), including $48 - $53 million (previously $52 - $57 million) and $17 - $22 million (previously $18 - $23 million) of expensed and capitalized drilling, respectively.

2021 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,500 - 7,750
Rochester	22,500 - 32,500	3,200 - 4,400
Kensington	115,000 - 130,000	—
Wharf	85,000 - 95,000	—
Total	322,500 - 367,500	9,700 - 12,150

2021 Costs Applicable to Sales Guidance

	Previous		Updated
	Gold	Silver	Gold	Silver
	($/oz)	($/oz)	($/oz)	($/oz)
Palmarejo (co-product)	$635 - $735	$11.75 - $12.75	$635 - $735	$11.75 - $12.75
Rochester (co-product)	$1,350 - $1,500	$20.00 - $22.00	$1,450 - $1,550	$21.00 - $23.00
Kensington	$1,010 - $1,110	—	$1,010 - $1,110	—
Wharf (by-product)	$960 - $1,060	—	$960 - $1,060	—

2021 Capital, Exploration and G&A Guidance

	Previous	Updated
	($M)	($M)
Capital Expenditures, Sustaining	$80 - $100	$85 - $90
Capital Expenditures, Development	$220 - $275	$195 - $220
Exploration, Expensed	$52 - $57	$48 - $53
Exploration, Capitalized	$18 - $23	$17 - $22
General & Administrative Expenses	$40 - $45	$40 - $45

Note: The Company’s guidance figures assume estimated prices of $1,750/oz gold and $25.00/oz silver as well as CAD of 1.20 and MXN of 20.50. Updated and previous guidance reflects realized prices and hedge gains/losses through August 31, 2021 and May 31, 2021, respectively.

Financial Results and Conference Call
Coeur will host a conference call to discuss its third quarter 2021 financial results on October 28, 2021 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through November 4, 2021.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        101 60 418

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, cash flow, capital allocation and investment, returns, results, value, liquidity, exploration and development efforts and plans, resource growth, expectations regarding the potential expansion and restart at Silvertip, expectations regarding the Rochester POA 11 expansion project and anticipated timing, timing of closing the La Preciosa transaction and value of consideration expected to be received, hedging strategies, the impact of inflation, supply and labor disruption, anticipated production, costs and expenses, COVID-19 mitigation efforts, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions and, grade variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties, including the recently-filed Technical Report for Rochester, as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2020 and our Form 10-Q for the quarter ended September 30, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Please see table in Appendix for the calculation of consolidated free cash flow.
2. As of September 30, 2021, Coeur had $35.0 million in outstanding letters of credit and $20.0 million in borrowings under its RCF.
3. Excludes amortization.
4. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Average Gold Spot Price Per Ounce	$1,781	$1,816	$1,794	$1,874	$1,908
Average Silver Spot Price Per Ounce	$23.65	$26.69	$26.26	$24.39	$24.26
Average Zinc Spot Price Per Pound	$1.37	$1.32	$1.25	$1.19	$1.06
Average Lead Spot Price Per Pound	$1.06	$0.97	$0.91	$0.86	$0.85

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603

Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2021	December 31, 2020
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$85,020	$92,794
Receivables	22,956	23,484
Inventory	52,334	51,210
Ore on leach pads	74,803	74,866
Prepaid expenses and other	17,846	27,254
Assets held for sale	54,478	—
	307,437	269,608
NON-CURRENT ASSETS
Property, plant and equipment, net	298,006	230,139
Mining properties, net	783,097	716,790
Ore on leach pads	78,302	81,963
Restricted assets	9,160	9,492
Equity securities	139,740	12,943
Receivables	—	26,447
Other	58,291	56,595
TOTAL ASSETS	$1,674,033	$1,403,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$119,583	$90,577
Accrued liabilities and other	77,790	119,158
Debt	31,384	22,074
Reclamation	2,299	2,299
Liabilities held for sale	11,477	—
	242,533	234,108
NON-CURRENT LIABILITIES
Debt	411,042	253,427
Reclamation	142,456	136,975
Deferred tax liabilities	22,280	34,202
Other long-term liabilities	41,983	51,786
	617,761	476,390
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 257,046,847 issued and outstanding at June 30, 2021 and 243,751,283 at December 31, 2020	2,569	2,438
Additional paid-in capital	3,734,948	3,610,297
Accumulated other comprehensive income (loss)	4,904	(11,136)
Accumulated deficit	(2,928,682)	(2,908,120)
	813,739	693,479
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,674,033	$1,403,977

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	In thousands, except share data
Revenue	$207,969	$229,728	$624,944	$557,144
COSTS AND EXPENSES
Costs applicable to sales(1)	134,340	112,772	375,082	321,704
Amortization	30,962	32,216	92,872	96,254
General and administrative	8,743	7,757	30,764	25,293
Exploration	15,391	12,818	37,503	31,059
Pre-development, reclamation, and other	10,506	15,031	36,956	40,261
Total costs and expenses	199,942	180,594	573,177	514,571
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	—	(9,173)	—
Fair value adjustments, net	(26,440)	2,243	7,000	3,491
Interest expense, net of capitalized interest	(3,237)	(5,096)	(13,240)	(15,989)
Other, net	(26,718)	(6,312)	(22,390)	(4,310)
Total other income (expense), net	(56,395)	(9,165)	(37,803)	(16,808)
Income (loss) before income and mining taxes	(48,368)	39,969	13,964	25,765
Income and mining tax (expense) benefit	(6,400)	(13,113)	(34,526)	(12,018)
NET INCOME (LOSS)	$(54,768)	$26,856	$(20,562)	$13,747
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	1,349	(21,248)	25,723	(28,139)
Reclassification adjustments for realized (gain) loss on cash flow hedges	(3,902)	2,642	(9,683)	1,963
Other comprehensive income (loss)	(2,553)	(18,606)	16,040	(26,176)
COMPREHENSIVE INCOME (LOSS)	$(57,321)	$8,250	$(4,522)	$(12,429)

NET INCOME (LOSS) PER SHARE
Basic	$(0.21)	$0.11	$(0.08)	$0.06

Diluted	$(0.21)	$0.11	$(0.08)	$0.06
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(54,768)	$26,856	$(20,562)	$13,747
Adjustments:
Amortization	30,962	32,216	92,872	96,254
Accretion	3,028	2,969	8,898	8,724
Deferred taxes	(5,964)	(4,515)	(740)	(11,547)
Loss on debt extinguishment	—	—	9,173	—
Fair value adjustments, net	26,440	(2,243)	(7,000)	(3,491)
Stock-based compensation	2,671	1,969	10,183	6,269
Gain on modification of right of use lease	—	—	—	(4,051)
Write-downs	31,249	1,232	31,249	16,821
Deferred revenue recognition	(307)	(5,485)	(15,908)	(21,167)
Other	1,493	4,379	(339)	2,374
Changes in operating assets and liabilities:
Receivables	(944)	(1,497)	1,016	(3,846)
Prepaid expenses and other current assets	(80)	(1,921)	593	(1,186)
Inventory and ore on leach pads	(3,820)	(3,066)	(18,047)	(33,047)
Accounts payable and accrued liabilities	(8,114)	28,570	(15,842)	15,566
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	21,846	79,464	75,546	81,420
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(71,266)	(22,996)	(208,913)	(61,886)
Proceeds from the sale of assets	61	730	5,617	5,245
Purchase of investments	(1,079)	(2,500)	(1,955)	(2,500)
Sale of investments	—	—	935	19,802
Other	(12)	(25)	(42)	(225)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(72,296)	(24,791)	(204,358)	(39,564)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes and bank borrowings, net of issuance costs	20,000	—	387,493	150,000
Payments on debt, finance leases, and associated costs	(7,944)	(48,557)	(261,522)	(150,171)
Silvertip contingent consideration	—	—	—	(18,750)
Other	(20)	114	(4,178)	(1,718)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	12,036	(48,443)	121,793	(20,639)
Effect of exchange rate changes on cash and cash equivalents	(253)	(10)	(360)	293
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(38,667)	6,220	(7,379)	21,510
Cash, cash equivalents and restricted cash at beginning of period	125,458	72,308	94,170	57,018
Cash, cash equivalents and restricted cash at end of period	$86,791	$78,528	$86,791	$78,528

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 3Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Net income (loss)	$(8,682)	$(54,768)	$32,146	$2,060	$11,880	$26,856
Interest expense, net of capitalized interest	17,959	3,237	5,093	4,910	4,719	5,096
Income tax provision (benefit)	59,553	6,400	15,340	12,786	25,027	13,113
Amortization	128,005	30,962	31,973	29,937	35,133	32,216
EBITDA	196,835	(14,169)	84,552	49,693	76,759	77,281
Fair value adjustments, net	(11,110)	26,440	(37,239)	3,799	(4,110)	(2,243)
Foreign exchange (gain) loss	3,881	1,028	499	773	1,581	599
Asset retirement obligation accretion	11,928	3,027	2,965	2,905	3,031	2,968
Inventory adjustments and write-downs	6,464	5,519	267	572	105	(230)
(Gain) loss on sale of assets and securities	(4,191)	92	(621)	(4,053)	391	2,476
Value-added tax write-off	25,982	25,982	—	—	—	—
Loss on debt extinguishment	9,172	—	—	9,172	—	—
Silvertip inventory write-down	271	271	—	—	—	1,232
Silvertip temporary suspension costs	1,092	—	—	—	1,092	838
COVID-19 costs	11,075	617	2,315	3,005	5,138	4,037
Novation	—	—	—	—	—	3,819
Adjusted EBITDA	$251,399	$48,807	$52,738	$65,866	$83,987	$90,777
Revenue	$853,261	$207,969	$214,858	$202,117	$228,317	$229,728
Adjusted EBITDA Margin	29%	23%	25%	33%	37%	40%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Net income (loss)	$(54,768)	$32,146	$2,060	$11,880	$26,856
Fair value adjustments, net	26,440	(37,239)	3,799	(4,110)	(2,243)
Foreign exchange loss (gain)	388	1,503	(43)	4,692	1,233
(Gain) loss on sale of assets and securities	92	(621)	(4,053)	391	2,476
Value-added tax write-off	25,982	—	—	—	—
Loss on debt extinguishment	—	—	9,172	—	—
Silvertip inventory write-down	271	—	—	—	1,232
Silvertip temporary suspension costs	—	—	—	1,092	838
COVID-19 costs	617	2,315	3,005	5,138	4,037
Novation	—	—	—	—	3,819
Tax effect of adjustments	(1,630)	1,056	—	—	—
Adjusted net income (loss)	$(2,608)	$(840)	$13,940	$19,083	$38,248

Adjusted net income (loss) per share - Basic	$(0.01)	$0.00	$0.06	$0.08	$0.16
Adjusted net income (loss) per share - Diluted	$(0.01)	$0.00	$0.06	$0.08	$0.16

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Cash flow from operations	$21,846	$58,059	$(4,359)	$67,289	$79,464
Capital expenditures	71,266	78,223	59,424	37,393	22,996
Free cash flow	$(49,420)	$(20,164)	$(63,783)	$29,896	$56,468

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Cash provided by (used in) operating activities	$21,846	$58,059	$(4,359)	$67,289	$79,464
Changes in operating assets and liabilities:
Receivables	944	(961)	(999)	5,617	1,497
Prepaid expenses and other	80	(1,328)	655	1,435	1,921
Inventories	3,820	(3,259)	17,486	1,491	3,066
Accounts payable and accrued liabilities	8,114	(21,069)	28,797	(17,331)	(28,570)
Operating cash flow before changes in working capital	$34,804	$31,442	$41,580	$58,501	$57,378

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,763	$36,340	$47,362	$32,237	$1,258	$164,960
Amortization	(8,747)	(4,671)	(12,786)	(3,158)	(1,258)	(30,620)
Costs applicable to sales	$39,016	$31,669	$34,576	$29,079	$—	$134,340
Inventory Adjustments	(57)	(5,217)	(186)	(61)	—	(5,521)
By-product credit	—	—	—	(428)	—	(428)
Adjusted costs applicable to sales	$38,959	$26,452	$34,390	$28,590	$—	$128,391

Metal Sales
Gold ounces	24,897	5,559	29,902	29,446	—	89,804
Silver ounces	1,714,617	758,214	—	18,172	—	2,491,003
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	45%	35%	100%	100%
Silver	55%	65%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$704	$1,665	$1,150	$971
Silver ($/oz)	$12.50	$22.68			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,189	$44,537	$41,913	$26,437	$1,185	$164,261
Amortization	(8,271)	(6,506)	(12,710)	(2,994)	(1,185)	(31,666)
Costs applicable to sales	$41,918	$38,031	$29,203	$23,443	$—	$132,595
Inventory Adjustments	155	(272)	(57)	(91)	—	(265)
By-product credit	—	—	—	(839)	—	(839)
Adjusted costs applicable to sales	$42,073	$37,759	$29,146	$22,513	$—	$131,491

Metal Sales
Gold ounces	30,516	7,818	26,796	23,371	—	88,501
Silver ounces	1,639,620	911,861	—	31,421	—	2,582,902
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	37%	100%	100%
Silver	52%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$662	$1,787	$1,088	$963
Silver ($/oz)	$13.34	$26.09			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$43,047	$27,610	$44,839	$21,207	$1,086	$137,789
Amortization	(9,059)	(3,577)	(13,445)	(2,475)	(1,086)	(29,642)
Costs applicable to sales	$33,988	$24,033	$31,394	$18,732	$—	$108,147
Inventory Adjustments	(57)	(313)	(151)	(52)	—	(573)
By-product credit	—	—	—	(700)	—	(700)
Adjusted costs applicable to sales	$33,931	$23,720	$31,243	$17,980	$—	$106,874

Metal Sales
Gold ounces	25,687	6,934	31,595	18,896		83,112
Silver ounces	1,637,695	771,354	—	26,455	—	2,435,504
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$621	$1,300	$989	$952
Silver ($/oz)	$10.98	$19.07			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,672	$36,828	$42,486	$24,300	$—	$152,286
Amortization	(12,516)	(5,112)	(13,179)	(2,848)	—	(33,655)
Costs applicable to sales	$36,156	$31,716	$29,307	$21,452	$—	$118,631
Inventory Adjustments	(24)	24	(56)	(49)	—	(105)
By-product credit	—	—	—	(864)	—	(864)
Adjusted costs applicable to sales	$36,132	$31,740	$29,251	$20,539	$—	$117,662

Metal Sales
Gold ounces	35,359	8,672	31,830	21,539		97,400
Silver ounces	1,766,714	912,335		35,794	—	2,714,843
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	53%	42%	100%	100%
Silver	47%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$542	$1,537	$919	$954
Silver ($/oz)	$9.61	$20.18			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,163	$22,382	$43,053	$31,887	$1,185	$144,670
Amortization	(11,912)	(3,278)	(11,523)	(4,000)	(1,185)	(31,898)
Costs applicable to sales	$34,251	$19,104	$31,530	$27,887	$—	$112,772
Inventory Adjustments	(100)	517	(141)	(46)	—	230
By-product credit	—	—	—	(1,007)	—	(1,007)
Adjusted costs applicable to sales	$34,151	$19,621	$31,389	$26,834	$—	$111,995

Metal Sales
Gold ounces	27,252	6,834	27,815	33,382		95,283
Silver ounces	1,765,371	785,887		40,521	—	2,591,779
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	40%	100%	100%
Silver	52%	60%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$602	$1,148	$1,128	$804
Silver ($/oz)	$10.06	$14.98			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for Updated 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$195,983	$133,836	$181,100	$106,710
Amortization	(36,400)	(17,560)	(55,930)	(11,550)
Costs applicable to sales	$159,583	$116,276	$125,170	$95,160
By-product credit	—	—	—	(2,635)
Adjusted costs applicable to sales	$159,583	$116,276	$125,170	$92,525

Metal Sales
Gold ounces	107,500	29,800	123,500	91,400
Silver ounces	6,765,200	3,260,600		102,100

Revenue Split
Gold	46%	39%	100%	100%
Silver	54%	61%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$635 - $735	$1,450 - $1,550	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.75 - $12.75	$21.00 - $23.00

Reconciliation of Costs Applicable to Sales for Previous 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$200,530	$122,480	$190,150	$102,610
Amortization	(37,530)	(14,930)	(60,800)	(10,910)
Costs applicable to sales	$163,000	$107,550	$129,350	$91,700
By-product credit	—	—	—	(2,730)
Adjusted costs applicable to sales	$163,000	$107,550	$129,350	$88,970

Metal Sales
Gold ounces	110,000	29,110	127,500	89,200
Silver ounces	7,021,200	3,312,230		106,150

Revenue Split
Gold	46%	38%	100%	100%
Silver	54%	62%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$635 - $735	$1,350 - $1,500	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.75 - $12.75	$20.00 - $22.00